UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: December 1, 2007

COMMISSION FILE NO.: 000-32885

XA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA	88-0471263
(STATE OR OTHER JURISDICTION	(IRS EMPLOYER OF INCORPORATION)
IDENTIFICATION NO.)

875 NORTH MICHIGAN AVENUE, SUITE 2626, CHICAGO, ILLINOIS 60611
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(312) 397-9100
(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

XA, Inc. (the "Company," "we," and "us") has a line of credit agreement which it entered into on August 12, 2004, with LaSalle Bank National Association ("LaSalle") in the amount of $750,000.  The line of credit was originally due August 12, 2005, and the interest varied at 0.25% over the prime rate. The Company's assets secure the line of credit. Prior to the expiration of the line of credit, the line of credit was renewed for another year and increased to $800,000. On or around June 30, 2007, the Company entered into a promissory note evidencing amounts owed under the line of credit, in the amount of $600,000, which promissory note accrued interest at the rate of 2.25% above the prime rate then in affect, which line of credit was later amended and replaced by the Line of Credit, defined and described below.

On June 1, 2006, we entered into a business loan for a loan of up to $750,000 with LaSalle, which loan accrued interest at the prime rate plus 0.25% until paid in full.  The loan was originally due on June 30, 2007, but was extended by the parties entry into a separate promissory note on or around June 30, 2007, which increased the interest rate to the prime rate then in effect, plus an additional 2.25% per annum, which provided for $66,666 to be paid on July 31, 2007; a payment of accrued interest under the promissory note on July 31, 2007; and one payment of principal and interest of approximately $200,064 on July 31, 2007.  We failed to make the required payments due under the promissory note pursuant to the payment schedule above, and as such, the interest rate of the funds due under the promissory note increased by 2%; however, this promissory note was subsequently amended and replaced by the Line of Credit defined and described below.

On or about August 27, 2007, we entered into a promissory note with LaSalle, evidencing a line of credit (the “Line of Credit”), which evidenced and aggregated the amounts previously outstanding under the line of credit and promissory note described above, in an amount equal to $867,000.  The Line of Credit bears interest at the rate of 2.25% above the prime rate then in effect, which was equal to 10.5% per annum as of August 27, 2007, adjustable as provided in the Line of Credit, until paid.  We were required to make monthly payments of interest under the Line of Credit, with the full outstanding balance of the Line of Credit due on December 1, 2007.  The agreement provides that, in the event of default, the interest rate of the Line of Credit will increase by 2% over the interest rate then in effect.

We failed to make the required payment due under the promissory note on December 1, 2007, which promissory note had a remaining balance of $844,485.03 as of December 11, 2007.  This unpaid balance consists of $837,904.00 in principle and $6,581.03 in accrued and unpaid interest.  On December 3, 2007, LaSalle notified the Company by letter that the promissory note was in default, and beginning on December 4, 2007, interest will accrue on the unpaid balance of the promissory note (and any accrued and unpaid interest thereon) at the default annual rate of 11.75% (the prime rate plus 4.25% per year), based on the bank’s prime rate of 7.5%.  Pursuant to LaSalle’s letter as of December 4, 2007, the Company has until December 31, 2007 to repay the remaining balance of the promissory note, or LaSalle would seek alternatives to payment.

We are currently in discussions with LaSalle regarding the repayment of the promissory note. The Company does not currently have sufficient cash on hand to repay the Line of Credit; however, the Company is in discussions with various of its prior investors regarding such investors purchasing additional securities and convertible promissory notes from the Company, which if the Company is successful in selling, the Company believes will help it to raise the additional funding it will require to repay a portion of the LaSalle Line of Credit prior to December 31, 2007, and to allow the Company to obtain an extension of the Line of Credit from LaSalle for an additional six (6) months, of which there can be no assurance.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

None.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XA, INC.

/s/ Joseph Wagner
Joseph Wagner,
Chief Executive Officer

December 17, 2007